Exhibit 99.1

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

Media Contacts:	Investor Contacts:
Molly Smith	Frank R. Pierce
msmith@wardcc.com	investorrelations@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – May 12, 2011 – 7:00am (EST)

American Electric Technologies Reports First Quarter 2011 Results

Revenue growth continues with 25% increase from

2010 1st quarter and 15% from 2010 4th quarter

HOUSTON, May 12, 2011—American Electric Technologies, Inc. (NASDAQ: AETI, the “Company”), the premium global supplier of custom-designed power delivery solutions for the traditional and renewable energy industries, today announced the following results for the quarter ended March 31, 2011.

Total sales for the three months ended March 31, 2011 were $12.1 million, up 25% from $9.7 million for the three months ended March 31, 2010 and up 15% versus $10.5 million for the three months ended December 31, 2010.

“We are pleased with the revenue growth the company saw in the first quarter,” stated Charles Dauber, AETI’s President and Chief Executive Officer. “We are also encouraged by the improved operating results seen across our business units. The company is pushing hard to return to profitability”.

The revenue improvement occurred in all of the Company’s reporting segments, and reflects improved market conditions in the Company’s traditional oil and gas, marine, and industrial markets.

The Company’s gross margin was 10% for the period up 2% over the three months ended March 31, 2010, but down 4% from the three months ended December 31, 2010.

Results from domestic operations were a loss of $594,000, a 48% improvement over the $1.14 million loss in the first quarter of 2010 and a slight improvement from the fourth quarter loss of $620,000.

The Company reported significantly lower equity income from joint ventures for the quarter of $237,000, a $636,000 reduction from the fourth quarter of 2010 and a $404,000 reduction from the same quarter in the prior year.

The Company reported a net loss in the quarter of $324,000 ($0.04 per basic and diluted share). This represents an improvement from the net loss of $410,000 for the three months ended March 31, 2010 but down from net income in the 2010 fourth quarter of $199,000.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

Operating results

In the quarter, the Company’s Technical Products and Services (TP&S) segment saw a 12% revenue increase to $6.4 million versus the prior quarter and a 13% increase versus the same period of 2010. Gross profit for the TP&S segment in the quarter fell to $498,000, a decrease of $339,000 versus the prior quarter but a 39% improvement over the same quarter of 2010. This lower gross margin resulted from two low margin Technical Products projects shipped in the quarter and are not expected to negatively impact future gross margins.

Backlog for the Technical Products segment was $6.5 million at March 31, 2011 versus $7.7 million starting the quarter. Substantially all of this backlog is expected to be recognized as revenue in 2011.

The Electrical and Instrumentation Construction (E&I) segment showed strong revenue growth in the quarter to $3.9 million, up 31% over the prior quarter and up 45% compared with the same 2010 period. Gross profit in the quarter for the E&I segment was $298,000, up 99% versus the prior quarter and up 103% over the same period in 2010.

The E&I backlog was $5.6 million which was down from $6.2 million at the beginning of the quarter. Although the company saw growth in its offshore construction operations, this decrease is primarily due to continued softness in the municipal construction business.

The American Access Technologies segment reported sales of $1.8 million in the first quarter of 2011, essentially flat with Q4 sales but up 32% from the same 2010 period. For the quarter, the segment saw a gross profit of $402,000, down $117,000 from the prior quarter but up 81% from the same period in 2010.

The Company also continued its R&D efforts related to its Integrated Solar Inversion Station (ISIS™) product which is designed for the fast growing utility-scale solar power generation market. The Company sees good prospects for its Integrated Solar Inversion Station product and turnkey solutions and expects to begin to see positive financial impact from its R&D investments in mid-year 2011.

Equity income from joint ventures was down significantly for the quarter to $237,000, a $636,000 reduction from the fourth quarter of 2010. This decrease reflects both the traditional seasonality of the Company’s BOMAY joint venture business and a poor result from BOMAY’s first project in the offshore drilling market which fell below usual profitability levels.

The $237,000 joint venture equity income is also a $404,000 reduction compared to the same quarter in the prior year because the 2010 first quarter included the reversal of a $660,000 expense accrual recorded in 2007 associated with our BOMAY joint venture.

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

This reversal is described in our filed Form 10-Q for the March 31, 2010 period. Without the reversal of the expense accrual, equity income would have improved by approximately $256,000 between the two periods.

The Company’s Brazilian Joint venture, AETI Alliance Group (AAG), generated revenues for AETI domestic business of approximately $297,000 but recorded an equity loss of $27,000 for the same period. This loss is attributed primarily to continued ramp-up of the new business investment.

The Company’s joint venture in Singapore, MIEFE, recorded an equity loss of $25,000 for the period.

AETI’s cash position as of March 31, 2011 was $1.8 million and borrowings on the line of credit were $4.0 million compared to $1.4 million of cash and $4.0 million of borrowings at December 31, 2010.

Detailed information of the financial results for the quarter ended March 31, 2011 is included in the Company’s quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission on or before May 16, 2011.

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American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended March 31,
	2011	2010
Revenue, net	$12,068,469	$9,657,960
Cost of sales	10,870,809	8,930,853

Gross profit	1,197,660	727,107

Operating expenses:
General and administrative	1,056,825	1,142,195
Selling	610,933	551,262
Research and development	123,426	147,319

Total operating expenses	1,791,184	1,840,776

Loss from operations	(593,524)	(1,113,669)

Other income (expense):
Equity in income of joint ventures	237,453	641,871
Joint venture management related expenses	(128,786)	(122,579)
Interest expense	(37,345)	(29,298)
Other, net	(8,315)	(6,785)

Total other income (expense)	63,007	483,209

Loss before benefit for income taxes	(530,517)	(630,460)

Benefit for income taxes	(206,901)	(220,661)

Net loss	$(323,616)	$(409,799)

Net loss per common share:
Basic	$(0.04)	$(0.05)

Diluted	$(0.04)	$(0.05)

Weighted-average number of common shares outstanding:
Basic	7,756,441	7,718,656

Diluted	7,756,441	7,718,656

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

American Electric Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,754,693	$1,364,114
Accounts receivable-trade, net of allowance of $504,726 and $498,933 at March 31, 2011 and December 31, 2010, respectively	9,014,944	8,921,960
Accounts receivable-other	60,274	74,136
Inventories, net	4,241,744	3,820,086
Costs and estimated earnings in excess of billings on uncompleted contracts	2,044,362	3,486,887
Prepaid expenses and other current assets	276,825	238,450
Due from employees	79,766	46,197
Deferred income taxes	655,631	655,631

Total current assets	18,128,239	18,607,461

Property, plant and equipment, net	4,605,087	4,705,275
Non-current contract retentions	—	51,057
Other assets, net	104,542	110,186
Advances to and investments in joint ventures	9,453,289	8,374,794
Deferred tax asset	2,246,633	2,327,953

Total assets	$34,537,790	$34,176,726

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$4,662,759	$3,926,042
Accrued payroll and benefits	1,016,246	916,344
Other accrued expenses	155,048	518,409
Income taxes payable	25,000	20,000
Billings in excess of costs and estimated earnings on uncompleted contracts	745,432	1,056,306
Short-term notes payable	168,954	193,954

Total current liabilities	6,773,439	6,631,055

Notes payable	4,183,582	4,221,358
Deferred compensation	399,039	399,039

Total liabilities	11,356,060	11,251,452

Stockholders’ equity:
Common stock; $0.001 par value, 50,000,000 shares authorized, 7,817,937 and 7,752,965 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	7,817	7,753
Additional paid-in capital	7,903,305	7,844,578
Accumulated other comprehensive income	1,213,663	692,382
Retained earnings; including appropriated earnings in equity method investments of $973,546 and $944,529 at March 31, 2011 and December 31, 2010, respectively	14,056,945	14,380,561

Total stockholders’ equity	23,181,730	22,925,274

Total liabilities and stockholders’ equity	$34,537,790	$34,176,726

American Electric Technologies, Inc
6410 Long Drive
Houston, Texas 77087
713.644.8182

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Conference Call

AETI will conduct a conference call at 3:00 pm CST on May 12, 2011 to discuss the results with analysts, investors and other interested parties. Those wishing to participate in the conference call should dial 1-866-288-9872, pass code 300957, in the United States or 1-913-312-2900, pass code 300957, from outside the United States.

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American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures, which have facilities located in Xian, China, Singapore and Macae, Brazil. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated results of our international joint ventures are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks inherent in doing business outside of the U.S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.